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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                       Contact: Michael Berman
                                                     Private Business, Inc.
                                                     615-565-7379



                      PRIVATE BUSINESS, INC. ANNOUNCES NEW
                    CHIEF EXECUTIVE OFFICER, HENRY M. BAROCO


NASHVILLE, Tenn. (January 31, 2003) -- Private Business, Inc. (Nasdaq:PB1Z) today announced the appointment of a new Chief Executive Officer, Henry M. Baroco, and the resignation of Tom Black, the current Chief Executive Officer, effective immediately. Mr. Black will remain on the Private Business board and will assist in the transition.

Commenting on the announcement, Mr. Black said, "I am pleased to announce that Henry Baroco will be the new Chief Executive Officer, and believe he is well prepared and suited to lead this Company to new levels of success." Mr. Baroco has served as the Company's President and Chief Operating Officer for the past year and a half.

"We have a great leadership team assembled at Private Business, and we are going to strengthen the Company and accomplish our goals for the year," said Mr. Baroco.

Before working at Private Business, Mr. Baroco was President and Chief Operating Officer of Towne Services. Prior to joining Towne Services, Mr. Baroco was Senior Vice President of Sales and Marketing for Norwest Equipment Finance. Mr. Baroco also has more than 18 years of management experience with GE Capital, where he last served as National Sales Manager of its Vendor Finance business.

Private Business, Inc. is a leading provider of cash flow and retail inventory management solutions for community banks and middle-market businesses. The Company is headquartered in Brentwood, Tennessee, and its common stock trades on The NASDAQ Stock Market under the symbol "PBIZ".

This release contains several "forward-looking statements" concerning Private Business, Inc.'s operations, prospects, strategies and financial condition, including its future economic performance, intent, plans and objectives, the likelihood of success in developing and expanding its business, and its ability to resolve its noncompliance with two covenants in its senior loan agreement. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond Private Business, Inc.'s control. Words such as "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate" are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. The Company assumes no obligation to update this information. Factors that could cause actual results to differ materially are discussed in Private Business, Inc.'s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2001.


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